Exhibit 10.4

This Agreement (the “Agreement”), dated as of March 13, 2015 (the “Effective Date”), by and among Oculus Innovative Sciences, Inc., a Delaware corporation, with its principal place of business at 1129 N. McDowell Blvd., Petaluma, CA 94954 (“Oculus”), Ruthigen, Inc., a Delaware corporation, with its principal place of business at 2455 Bennett Valley Road, Suite C116, Santa Rosa, CA 95404 (“Ruthigen”) and Hoji Alimi.

Reference is made to (i) that certain License and Supply Agreement, dated May 23, 2013, as amended on October 9, 2013, November 6, 2013 and January 31, 2014, by and among Ruthigen and Oculus (the “License and Supply Agreement”), (ii) that certain Separation Agreement, dated August 2, 2013, as amended on January 31, 2014, by and between Ruthigen and Oculus (the “Separation Agreement”), and (iii) that certain Shared Services Agreement, dated May 23, 2013, as amended on January 31, 2014, by and between Ruthigen and Oculus (the “SSA” and collectively with the License and Supply Agreement, the Separation Agreement and any other agreements or understandings (whether written or oral) between Ruthigen and Oculus, the “Oculus Agreements”).

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Termination of Shared Services Agreement.

As of the Effective Date, the SSA shall be mutually terminated, if not previously terminated, and be of no further force and effect.

2.	Amendment of the License and Supply Agreement.

As of the Effective Date, the License and Supply Agreement is hereby amended as follows:

(i) The definition of “Field” is deleted in its entirety and the following definition is inserted in lieu thereof: “Field” means the surgical irrigation drug product indications(s) set forth in the Development and Commercialization Plan attached as Schedule 3 to the License and Supply Agreement;

(ii) The definition of “Invasive” is deleted in its entirety;

(iii) The definition of “Product” is deleted in its entirety and the following definition is inserted in lieu thereof: “Product” means any sterile prescription drug product for use in the Field in the Territory;

(iv) Section 2.1(b) is deleted in its entirety;

(v) Section 6.13 is deleted in its entirety and the words “Intentionally Omitted” are inserted in lieu thereof.

3.	NON-COMPETE. Hoji Alimi acknowledges and recognizes the highly competitive nature of the business of Oculus, the amount of sensitive and confidential information involved in the discharge of Hoji Alimi’s former position with Oculus, and the harm to Oculus that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, Hoji Alimi hereby expressly agrees as follows:

As a result of the particular nature of Hoji Alimi’s past and present relationship with Oculus for the period of one year from the Effective Date hereby agrees that he will not, directly or indirectly, (i) engage in any business for his own account or otherwise derive any personal benefit from any business that competes with the business of Oculus or any of its affiliates (Oculus and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee, or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between Oculus, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses which any entity within the Company Group may conduct operations, and any business which any entity within the Company Group has specific plans to conduct operations in the future and as to which Hoji Alimi is aware of such planning, whether or not such businesses have or have not as of that date commenced operations.

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4.	EFFECT OF THIS AGREEMENT. Except as specifically amended as set forth herein, each term and condition of the License and Supply Agreement shall continue in full force and effect.

5.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws in force in the State of California, without giving effect to the choice of laws provisions thereof.

6.	COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed or consented to in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronically and, upon such delivery, the facsimile or electronically transmitted signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

Oculus Innovative Sciences, Inc.

By:	/s/ Jim Schutz
Name:	Jim Schutz
Title:	Chief Executive Officer

Ruthigen, Inc.

By:	/s/ Hoji Alimi
Name:	Hoji Alimi
Title:	Chief Executive Officer

Hoji Alimi

/s/ Hoji Alimi

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